Exhibit 10.31

Amendment One
To
Google Linking Agreement

This Amendment One to Google Linking Agreement (the “Amendment One”) is entered into by and between Google Ireland Limited, a company formed under the laws of Ireland (“Google”) and Beijing Qihu Keji Co., Ltd., a company formed under the laws of People’s Republic of China (“Customer”).  This Amendment One shall be effective as of October 1, 2010 (the “Amendment One Effective Date”).  Capitalized terms not otherwise defined herein shall have their meanings as set forth in the Agreement (as defined below).

WHEREAS, Google and Qizhi Software (Beijing) Co., Ltd. entered into Google Linking Agreement effective as of October 1, 2009 (the “Agreement”), Google, Qizhi Software (Beijing) Co., Ltd. and Customer entered Novation Agreement effective as of September 1, 2010 pursuant to which Google provide services to Customer after September 1, 2010; and

WHEREAS, Google and Customer desire to amend certain terms in the Agreement; and

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1.                                       Search Results Page:  The Section 1.17 (The Search Results Page) shall be revised as follows:  “Search Results Page” means any Web page on which the Search Results and/or Advertising Results of Referral Traffic Queries directed from Search Access Points to Google as Referral Traffic for processing by Search Service are displayed by Google pursuant to the Search Service provided to Customer hereunder, which pages may be designated by Google from time to time, and which may include, without limitation, those affiliated with the following URLs:  www.google.com; www.google.cn; www.google.hk.

2.                                       Services Term:  The Services Term of the Agreement is hereby extended through September 30, 2011 unless earlier terminated as provided in the Agreement.  Thereafter, the Agreement may be renewed only upon a definitive written agreement signed by the parties.

3.                                       Payment:  Beginning from Amendment One Effective Date, The Section 9.1 of the Agreement is hereby deleted in its entirety and replaced with the following: 9.1  Payment.  Subject to the terms and conditions of this Agreement, for each month during the Term, Customer shall be entitled to receive US$[****]* per thousand Referral Traffic Queries up to a maximum of [****]* Referral Traffic Queries (the “Query Cap”) per month.  Google retains the right to raise the Query Cap at any time during the term of this Agreement by up to 500% of the Query Cap as of the Effective Date.  If the number of Referral Traffic Queries for a month exceeds the Query Cap and Google does not raise the Query Cap, Customer may terminate this Agreement by thirty (30) days prior written notice to Google.  Google’s obligation to make payments under this Section shall not commence until Google’s technical personnel provide written approval of Customer’s implementation of the Search Service and Search Access Points on each Site or Customized Browser, which shall not be unreasonably withheld or delayed.  Payments required under this paragraph shall be made in U.S. Dollars only and by the last day of the calendar month following the calendar month in which the Referral Traffic Queries are sent to Google.

4.                                       Compliance with Laws:  As of the Amendment One Effective Date, the Section 15.1 of the Agreement is hereby deleted in its entirety and replaced with the following: 15.1  Compliance with Laws.  Each party will comply with all applicable laws, rules, and regulations in fulfilling its obligations under this Agreement.  If a governmental authority threatens action against Google or Company, or blocks or interferes in any way with the Services, Google may provide notice to Company to remove the affected Site(s) or Third Party Site(s) from the Agreement and Company will ensure that from that date, the Services are no longer implemented on the affected Site(s) or Third Party Site(s) and Google will not be in breach for ceasing to provide Services or for requiring Company to remove the Services from the affected Site(s)

* This portion of Exhibit 10.31 has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

5.                                       General Provisions.  Except as expressly amended by this Amendment One, the Agreement, as amended, is in all respects ratified, confirmed and approved and all terms, provisions and conditions set forth in the Agreement or prior amendments which are not specifically modified by this Amendment One shall be and remain in full force and effect.  The failure of either party to enforce at any time or for any period of time, any provision of the Agreement or this Amendment One shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision.  In the event of any conflict between the meaning of the terms and conditions of the Agreement and this Amendment One, the terms and conditions set forth in this Amendment One shall govern.  This Amendment One constitutes part and parcel of the Agreement and shall be construed as part of the context of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment One by persons duly authorized as of the Amendment One Effective Date.  This Amendment One may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

Google: Google Ireland Limited		Customer: Beijing Qihu Keji Co., Ltd.

By:	/s/ Graham Law	By:	/s/ Lu Cheng

Print Name:	Graham Law	Print Name:	Lu Cheng

Title:	Director	Title:	BD Manager

Date:	22 October, 2010	Date:	September 30, 2010